Exhibit 4.3

AMENDMENT NO. 1 TO WARRANTS

This Amendment No. 1 to Common Stock Purchase Warrant (this “Amendment”) dated this 6th day of January, 2023, by and among Steakholder Foods Ltd., an Israeli company (the “Company”) and Armistice Capital Master Fund Ltd. (the “Holder”).

WHEREAS, the Holder is the holder of outstanding warrants to purchase up to 1,857,143 American Depositary Shares (“ADSs”), each representing ten (10) ordinary shares of no par value (the “Ordinary Shares”), of the Company, issued to the Holder by the Company on July 5, 2022 (the “Warrants”), sold to the Holder pursuant to the terms of that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of July 29, 2022, by and between the Company and the Holder; and

WHEREAS, the Company and the Holder desire to amend the Warrants as more particularly set forth below;

WHEREFORE, the parties do hereby agree as follows:

1.          Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement. Effective upon the closing (such date, the “Closing Date”) of the transactions contemplated by the Underwriting Agreement, dated January 6, 2023, by and between the Company and A.G.P./Alliance Global Partners, as representative of the several underwriters named therein (collectively, the “Underwritten Offering”), the Exercise Price of the Warrants is hereby amended to be $1.00 per ADS, subject to further adjustment as set forth in the Warrants, and the Termination Date (as defined in the Warrants) of the Warrants shall be amended to January 10, 2028.

2.          Subsequent Equity Sales.

a.          Except for any Exempt Issuances (as hereinafter defined), from the date hereof until ninety (90) trading days after the Closing Date, neither the Company nor any subsidiary shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any ADSs, Ordinary Shares or Ordinary Share Equivalents or (ii) file any registration statement or amendment or supplement thereto, other than the prospectus relating to the Underwritten Offering or filing a registration statement on Form S-8 in connection with any employee benefit plan.

b.          From the date hereof until twelve (12) months after the Closing Date, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of ADSs, Ordinary Shares or Ordinary Share Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional ADSs or Ordinary Shares either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the ADSs and Ordinary Shares at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for ADSs or Ordinary Shares or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

c.          Notwithstanding the foregoing, this Section 3 shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction shall be an Exempt Issuance.

d.          For purposes of this Amendment, “Exempt Issuance” means the issuance of (1) the securities to be sold pursuant to the Underwritten Offering, (2) the issuance of any Warrant ADSs pursuant to the Warrants; (3) the issuance of any Ordinary Shares or ADSs pursuant to the terms of an option or warrant or the conversion of a convertible security outstanding on the date hereof, (4) the issuance of equity-based awards granted pursuant to the Company’s benefit and incentive plans existing on the date hereof that are referred to in the Prospectus, as such plans may be amended, (5) the issuance of shares of ADSs or Ordinary Shares upon the exercise of any such equity-based awards; (6) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a person or entity (or to the equityholders of a person or entity) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; provided that the securities contemplated in clause (5) are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith for a period of ninety (90) days following the Closing Date, or (7) the issuance of ADSs or Ordinary Shares or options or warrants to purchase ADSs or Ordinary Shares pursuant to agreements that are in existence on the date hereof and the issuance of any ADSs or Ordinary Shares issuable pursuant to the terms of any such options or warrants.

3.          Except as modified herein, the terms of the Warrants shall remain in full force and effect.

4.          This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Amendment. A signature delivered by facsimile or email shall constitute an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

STEAKHOLDER FOODS LTD.

By: /s/ Arik Kaufman
Name: Arik Kaufman
Title: Chief Executive Officer

ARMISTICE CAPITAL MASTER FUND LTD.

By: /s/ Steven Boyd
Name: Steven Boyd
Title: CIO of Armistice Capital, LLC, the Investment Manager